EXHIBIT (12)

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                  =============================================
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                -------------------------------------------------
Millions of Dollars
                                                                                                                Three Months Ended
                                                                 Years Ended June 30                               September 30
                                                      ----------------------------------------------------------------------------
                                                      1995       1996       1997       1998       1999          1998       1999
                                                      ------     ------     ------     ------     ------        ------     ------
EARNINGS AS DEFINED
-------------------
  Earnings from operations before income              $4,022     $4,695     $5,274     $5,704     $5,866        $1,676     $1,763
  taxes after eliminating undistributed
  earnings of equity method investees

  Fixed charges, excluding capitalized interest          571        576        534        639        751           181        04
                                                      ------     ------     ------     ------     ------        ------     ------
TOTAL EARNINGS, AS DEFINED                            $4,593     $5,271     $5,808     $6,343     $6,617        $1,857     $1,967
                                                      ======     ======     ======     ======     ======        ======     ======


FIXED CHARGES, AS DEFINED
-------------------------
  Interest expense including capitalized interest     $  511     $  493     $  457     $  548     $  650        $  157     $  147

  1/3 of rental expense                                   83         92         77         91        101            24         26
                                                      ------     ------     ------     ------     ------        ------     ------

  TOTAL FIXED CHARGES AS DEFINED                      $  594     $  585     $  534     $  639     $  751        $  181     $  173
                                                      ======     ======     ======     ======     ======        ======     ======


RATIO OF EARNINGS TO FIXED CHARGES                       7.7        9.0       10.9        9.9        8.8          10.3       11.4